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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                     8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  June 1, 2001



                               CYBER-CARE, INC.
            (Exact name of registrant as specified in its charter)



Florida                           0-20356                      65-0158479
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(State or other jurisdiction      (Commission File Number)     (IRS Employer ID
of incorporation)                                              Number)



   2500 Quantum Lakes Drive, Suite 1000, Boynton Beach, Florida 33426-8330
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                   (Address of principal executive offices)


       1903 S. Congress Avenue, Suite 400, Boynton Beach, Florida 33426
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                 (Former address - changed since last report)


Registrant's telephone number, including area code:  561-742-5000
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Item 5.     Other Events

A. $10,000,000 PRIVATE PLACEMENT. We recently entered into transactions in which we sold, in aggregate, $10,000,000 in subordinated convertible debentures to three accredited investors. The subordinated convertible debentures have a three year term and pay interest quarterly beginning August 1, 2001, ranging from 12.75% to 13.75%, in the aggregate, depending on whether interest is payable in stock or cash. Interest is payable 50% in cash and 50% in shares of Common Stock, provided that the holder has the option to receive interest exclusively in cash. The election of such option is permanent and must be exercised within one year following the issuance of the subordinated convertible debentures. If interest is payable in Common Stock in no event shall the price for each share so payable be greater than $15. The subordinated convertible debentures may be prepaid in whole or in part at any time at a price equal to 110% of the principal amount to be redeemed, plus any accrued and unpaid interest. After six months, the subordinated convertible debentures are convertible into Common Stock at a conversion price equal to 90% of the average closing price for the twenty trading days immediately prior to the date of conversion notice, but in no event shall the conversion price be less than $3.25 per share. In addition, the $10,000,000 in subordinated convertible debentures entitles the holders to purchase 2,500,000 of Common Stock at prices ranging from $3.00 to $5.00. All of the underlying shares, whether through conversion of the debt or by way of interest payments, have registration rights.

B. PATENT INFRINGEMENT COMPLAINT. Certain products which are components of the CyberCare System have been made the subject of a recently filed patent infringement complaint by Cybernet Systems Corporation ("Cybernet") in the United States District Court for the Eastern District of Michigan. In the Complaint, it is alleged that at least our EHC 600 Provider Station, EHC 500 and EHC 400 Patient Stations, and EHC 200 Videoconferencing Station infringe Cybernet's U.S. Patent No. 6,050,940, issued April 18, 2000, for "General-Purpose Medical Instrumentation". As of June 1, 2001, the Complaint had not been served on Cyber-Care, and the parties are in communication to resolve the dispute outside of the courts.

Cyber-Care is investigating the allegations set forth in the Complaint and is engaged in discussions with the patent holder to arrive at an amicable resolution of the dispute. Based on our investigation to date and on the advice of our patent counsel, we strongly believe that Cybernet's allegations are without merit. More particularly, we believe that we have good and valid defenses to Cybernet's charges of infringement, including, but not limited to, that each of the accused products do not infringe any of the Cybernet patent claims. The Complaint, however, seeks an injunction against the further manufacture, use and sale of the accused products, in addition to money damages and treble damages based on an allegation of willful infringement. Were the lawsuit to proceed, we cannot predict the outcome of the litigation or determine the potential impact it may have on our liquidity or financial condition.

C. CERTAIN PAYMENTS TO OUR PHYSICAL THERAPY AND REHABILITATION SUBSIDIARY HAVE BEEN SUSPENDED BY MEDICARE. Our physical therapy and rehabilitation subsidiary ("PT&R") received a letter from the Health Care Financing Administration (HCFA) through its intermediary notifying it of the suspension of Medicare payments to PT&R pending resolution of certain complaints from patients regarding services rendered during the year 2000. The complaining patients constituted less than 1% of PT&R's Medicare patients. Revenue from Medicare patients constituted 21%, or approximately $4,000,000, of our total revenue for the year 2000. To date, other than the notification letter, we have no information regarding these complaints. We regularly conduct compliance audits of PT&R and engage outside consultants to monitor the effectiveness of our compliance program. Upon prepayment review by HCFA during the first five months of 2000, HCFA acknowledged that PT&R had a substantial understanding of and

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satisfactory compliance with Medicare payment requirements.  PT&R was aware of three complaints during this period, each of which was resolved to the satisfaction of HCFA resulting in payments made to us by Medicare. We intend to vigorously challenge the suspension of the payments. At this time, we cannot determine the length of the suspension and it is too early to determine the impact on our financial condition or on our results of operations.

D. AIR AMBULANCE TRANSPORT-EXTENSION OF PAYMENT. In September 2000, we entered into an agreement to sell our air ambulance transport business to a private entity affiliated with a former Board member. Consideration for the sale consisted of $8.5 million plus the assumption of all debts related to this subsidiary's operations. Under the terms of the agreement, the purchasers paid $2.4 million in our Common Stock and issued a short-term note totaling $6.1 million (the "Note"). The purchasers notified us that they were unable to repay the Note in accordance with its terms. We have, however, agreed to provide a payment extension until August 1, 2001. In the event that the purchasers are unable to repay or refinance the Note at such time, we may take the Note back and reassume the assets of the air ambulance transport business.






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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date: June 1, 2001                    By: /s/ Arthur Kobrin
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                                          Arthur Kobrin
                                          Chief Accounting Officer